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                                                                   Exhibit 99(c)


March 22, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549


Gentlemen:

First Tennessee National Corporation ("First Tennessee") engaged Arthur Andersen LLP to issue an accountant's report with respect to its 2001 audited financial statements. Based on the specific facts of its situation, First Tennessee believes that the accountant's report was issued by Arthur Andersen LLP to First Tennessee prior to March 15, 2002. Out of an abundance of caution, however, First Tennessee has requested and received from Arthur Andersen LLP the representations that are required by paragraph (b) of Temporary Note 3T [added by Release No. 33-8070 to the end of the introductory note preceding Regulation S-X, Rule 3-01 (17CFR 210.3-01)] of issuers that have audited financial statements with an accountant's report issued by Arthur Andersen LLP after March 14, 2002 in a filing with the Commission.

Yours very truly,


First Tennessee National Corporation

By: Elbert L. Thomas, Jr.
   ----------------------------
   Elbert L. Thomas, Jr.
   Executive Vice President and
   Chief Financial Officer


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